                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported)      November 16, 2000
                                                           -----------------

                         L-3 Communications Holdings, Inc.
                         L-3 Communications Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

          001-14141                                13-3937434
          333-46983                                13-3937436
--------------------------------------------------------------------------------
    (Commission File Number)            (IRS Employer Identification No.)

600 Third Avenue, New York, New York                                 10016
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)

                                 (212) 697-1111
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5. Other Events

      On November 15, 2000, L-3 Communications Holdings, Inc. announced that it planned to offer $250 million in Convertible Senior Subordinated Notes due 2009 in a private placement. The Company also plans to offer an over-allotment option to increase the issue size by up to 20%. The notes will be convertible into the Company's common stock.

      The Company will offer these securities in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933.

      L-3 Communications intends to use the net proceeds from the offering to repay existing debt under its Senior Credit Facilities and for general corporate purposes, including potential acquisitions.

      These notes and the common stock issuable upon conversion of these notes have not been registered under the Securities Act of 1933, as amended or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits.

Exhibit Number                Title
--------------                -----

      99                      Press Release of L-3 Communications dated
                              November 15, 2000 (p. 27).


Item 9. Regulation FD Disclosure.

      "L-3 Holdings" refers to L-3 Communications Holdings, Inc., and
"L-3 Communications" refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings. "L-3," "we," "us" and "our" refer to L-3 Holdings and its subsidiaries, including L-3 Communications. "Predecessor Company" refers to the ten initial business units we purchased from Lockheed Martin Corporation ("Lockheed Martin") in 1997. L-3 Holdings has no other assets or liabilities and conducts no other operations other than through L-3 Communications. L-3 Holdings has guaranteed the bank debt of L-3 Communications.


                                  RISK FACTORS

RISKS RELATED TO L-3


OUR SIGNIFICANT LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.


     We incurred substantial indebtedness in connection with our acquisitions. As of September 30, 2000, we had $1,073.5 million of indebtedness outstanding, of which $468.5 million was senior debt (excluding outstanding letters of credit). In the future we may borrow more money, subject to limitations imposed by our debt agreements.


     Based upon our current level of operations and anticipated improvements, we believe that our cash flow from operations, together with amounts we are able to borrow under our bank credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future, at least for the next three years. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, financial, competitive, regulatory and other factors affecting the defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We cannot be sure that we would be able to do so or do so without additional expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q for the Period Ended September 30, 2000 (the "September Form 10-Q.")


     Our level of indebtedness has important consequences to you. These consequences may include:


    o requiring a substantial portion of our cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes including capital expenditures, research and development and other investments;


    o limiting our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures, which may limit our ability to carry out our acquisition strategy;


    o higher interest expenses due to increases in interest rates on our borrowings, that have variable interest rates;


    o heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and


    o limiting our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our financial position and results of operations due to financial and restrictive covenants.

OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET OUR FINANCIAL RATIOS, COULD CAUSE OUR EXISTING DEBT TO BE ACCELERATED.

     Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

    o sell assets;

    o incur more indebtedness;

    o repay certain indebtedness;

    o pay dividends;

    o make certain investments or acquisitions;

    o repurchase or redeem capital stock;

    o engage in mergers or consolidations; and

    o engage in certain transactions with subsidiaries and affiliates.

     These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, some of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and net debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

    o declare all outstanding debt, accrued interest and fees to be due and payable;

    o require us to apply all of our available cash to repay the senior debt;
      and

    o prevent us from making debt service payments on other debt.

     If we were unable to repay any of our outstanding borrowings when due, the lenders under our bank credit facilities could proceed against their collateral, which consists of a first priority security interest in the capital stock of our material subsidiaries, including L-3 Communications. If the indebtedness under the existing debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full.

L-3 HOLDINGS MAY NOT RECEIVE THE DIVIDENDS FROM ITS SUBSIDIARIES THAT IT WILL RELY UPON TO MAKE INTEREST AND PRINCIPAL PAYMENTS ON ITS DEBT.

     L-3 Holdings is a holding company and derives all of its operating income and cash flow from its subsidiaries, including L-3 Communications, and has no assets or liabilities other than through L-3 Communications. As of September 30, 2000, L-3 Holdings has no senior indebtedness outstanding and its only obligations were its guarantees of the indebtedness of L-3 Communications under its bank credit facilities. L-3 Holdings relies on dividends and other payments from its subsidiaries or must raise funds in public or private equity or debt offerings to generate the funds necessary to pay principal of and interest on its debt. The subsidiaries of L-3 Holdings are separate and distinct legal entities, and their ability to pay any amounts due under L-3 Holdings' indebtedness or to make any funds available to pay L-3 Holdings' debt obligations whether by dividends, loans or other payments is restricted under the terms of their present and future indebtedness. There can be no assurance that L-3 Holdings will be able to obtain such funds on acceptable terms or at all.


WE DO NOT HAVE AUDITED FINANCIAL STATEMENTS FOR TWO RECENT ACQUISITIONS FOR PERIODS PRIOR TO SUCH ACQUISITIONS, WHICH MAY HAVE A MATERIAL IMPACT ON OUR FINANCIAL PERFORMANCE.

     On February 10, 2000, we acquired the assets of the Training Devices and Training Services (TDTS) business of Raytheon Company for $160.0 million in cash, subject to adjustment. In addition, on April 28, 2000, we acquired the Traffic Alert and Collision Avoidance System
(TCAS) product line from Honeywell International Inc. for $237.0 million, subject to adjustment. Our results of operations for the nine months ended September 30, 2000 which are presented in our financial statements as of and for the nine months ended September 30, 2000, include the results of operations of these acquired businesses from their effective dates of acquisition. The Securities and Exchange Commission ("SEC") requires us to file separate audited financial statements and unaudited pro forma financial information for each of these acquired businesses within 75 days of the completion of each acquisition. However, we have been unable to do so because, prior to the acquisitions these operations were not stand-alone entities and their financial statements were not audited. Accordingly, such audited financial statements are not available. These financial statements are currently being audited and upon their completion we will file the required TDTS and TCAS financial statements and pro forma financial information with the SEC. Based upon the unaudited preliminary data for the year ended December 31, 1999, sales for the TDTS business, were $270.6 million and operating loss, including a loss provision for estimated costs in excess of estimated billings to complete certain contracts in process, was $36.9 million, and sales for the TCAS product line were $108.0 million and operating income was $46.1 million. Actual results, based upon completion of the audits, could differ materially from these preliminary statements of operations data. Additionally, depending on the December 31, 1999 audit results for TDTS, the final purchase allocation for TDTS relating to loss reserves for estimated costs in excess of estimated billings to complete certain acquired contracts in process could be materially different than what we have recorded in our preliminary purchase allocation for the TDTS acquisition which is reflected on our consolidated balance sheet as of September 30, 2000.


OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY.

     We seek to acquire companies that complement our business. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisition will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

     The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a materially adverse effect on our financial condition and operating results. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We are in discussions regarding a number of potential acquisition opportunities and expect to use borrowings under our bank credit facilities to fund these transactions if we proceed with them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the September Form 10-Q.


WE RELY ON SALES TO U.S. GOVERNMENT ENTITIES, AND THE LOSS OF SUCH CONTRACTS WOULD HAVE A MATERIAL IMPACT ON OUR REVENUES.

     Our sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Department of Defense ("DoD") and other agencies of the U.S. Government. Approximately 68.9% of our sales for the nine months ended September 30, 2000 of $1,352.4 million were made directly or indirectly to the DoD and other agencies of the U.S. Government. For the nine months ended September 30, 2000 we had approximately 454 contracts with a value exceeding $1.0 million. Our sales to the DoD and other agencies of the U.S. Government for the nine months ended September 30, 2000, including sales through prime contractors, were $931.3 million. Our largest program is a long-term, sole-source cost-plus support contract for the U-2 aerial reconnaissance program that provided 3.9% of our sales for the nine months ended September 30, 2000. No other program represented more than 2.1% of our sales for the nine months ended September 30, 2000. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of
 Operations" and "Business -- Contracts" in our September Form 10-Q.


OUR GOVERNMENT CONTRACTS ENTAIL CERTAIN RISKS.

     o  Government contracts are dependent upon the U.S. defense budget.

     The reduction in the U.S. defense budget in the early 1990s caused most defense-related government contractors to experience decreased revenues, increased pressure on operating margins and, in certain cases, net losses. Our businesses taken as a whole experienced a substantial decline in sales during that period. A significant decline in U.S. military expenditures in the future could materially adversely affect our sales and earnings. The loss or significant cutback of a large program in which we participate could also materially adversely affect our future sales and earnings and thus our ability to meet our financial obligations. U.S. Government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if, as and when appropriations are made by Congress for future fiscal years.

      o Government contracts contain unfavorable termination provisions and are subject to audit and modification.

     Companies engaged primarily in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to:

    o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

    o terminate existing contracts;

    o audit our contract-related costs and fees, including allocated indirect costs; and

    o control and potentially prohibit the export of our products.

     All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Foreign defense contracts generally contain similar provisions relating to termination at the convenience of the government.

     The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including certain financing costs, goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

      o Government contracts are subject to competitive bidding and we are required to obtain licenses for non-U.S. sales.

     We obtain many of our U.S. Government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate sufficient sales to result in our profitability. See "Business -- Major Customers" and "--Contracts," below. We are also subject to risks associated with the following:

    o the frequent need to bid on programs in advance of the completion of their design (which may result in unforeseen technological difficulties and/or cost overruns);

    o the substantial time and effort required for relatively unproductive design and development;

    o design complexity and rapid obsolescence; and

    o the constant need for design improvement.

     In addition to these U.S. Government contract risks, we are required to obtain licenses from U.S. Government agencies to export many of our products and systems. Additionally, we are not permitted to export some of our products. We cannot be sure of our ability to gain any licenses required to export our products, and failure to receive required licenses would eliminate our ability to sell our products outside the United States.


OUR FIXED PRICE CONTRACTS MAY COMMIT US TO UNFAVORABLE TERMS.

     We provide our products and services primarily through fixed price or cost plus contracts. Fixed price contracts provided 72.8% of our sales for the nine months ended September 30, 2000. We record sales and profits on our long-term fixed price contracts using the percentage-of-completion methods of accounting. As a result, revisions made to our estimates of sales and profits are reflected in the period in which the conditions that require such revisions become known and can be estimated. The risks of long-term fixed price contracts include the difficulty of estimating costs and sales that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce our profitability or cause a loss. Although we believe that adequate provisions for losses for our fixed price contracts are reflected in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that losses on fixed price contracts in excess of amounts received will not be incurred in the future.


OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE.

     The rapid change of technology is a key feature of the communication equipment industry as a whole, and for defense applications in particular. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-funded research and development as well as from internally funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. See "Business -- Research and Development," below. In the past we have allocated substantial funds to capital expenditures, programs and other investments. This practice will continue to be required in the future. Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the September Form 10-Q.


WE MAY NOT SUCCESSFULLY IMPLEMENT OUR PLAN TO EXPAND INTO COMMERCIAL MARKETS.

     Our revenues have primarily come from business with the DoD and other government agencies. In addition to continuing to pursue this market area, we will continue applying our technical capabilities and expertise to related commercial markets. Some of our commercial products, such as local wireless loop telecommunications equipment, airport security equipment and voyage recorders, have only recently been introduced. As such, these new products are subject to certain risks and may require us to:

    o develop and maintain marketing, sales and customer support capabilities;

    o secure sales and customer support capabilities;

    o obtain certification;

    o respond to rapid technological advances; and

    o obtain customer acceptance of these products and product performance.

     Our efforts to expand our presence in commercial markets may require significant resources, including additional working capital and capital expenditures, as well as the use of our management's time. In addition, our efforts to sell certain commercial products, particularly our wireless telecommunications equipment products, may depend to a significant degree on the efforts of independent distributors or satellite communication service providers, in some of whom we have invested. We can give no assurance that these distributors or service providers will be able to market our equipment or their services successfully or that we will be able to realize a return on our investment in them. We cannot assure you that we will be successful in addressing these risks or in developing these commercial business opportunities.


CONSOLIDATION AND INTENSE COMPETITION IN OUR INDUSTRY COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN
CUSTOMERS.

     The communications equipment industry as a whole, and the market for defense applications in particular, is highly competitive. The defense industry has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. We expect that the DoD's increased use of commercial off-the-shelf products and components in military equipment will encourage new competitors to enter the market. In addition, the consolidation of the industry has resulted in delays in contract funding and awards and significant pricing pressures. We also expect that competition for original equipment manufacturing business will increase due to the emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

    o the effectiveness and innovations of our research and development programs;

    o our ability to offer better performance than our competitors at a lower cost to the U.S. Government; and

    o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

     In some instances, the U.S. Government directs all work for a particular project to a single supplier, commonly known as a sole-source project. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than us and have substantially greater financial and other resources than we have. See "Business -- Competition," below.


IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY BECOME UNABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Our future success depends to a significant degree upon the continued contributions of our management, including Messrs. Lanza and LaPenta, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. As of September 30, 2000 Messrs. Lanza and LaPenta owned, in the aggregate, 14.1% of the common stock of L-3 Holdings. We have entered into employment agreements with Messrs. Lanza and LaPenta. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects.

ENVIRONMENTAL LAWS AND REGULATION MAY SUBJECT US TO SIGNIFICANT LIABILITY.

     Our operations are subject to various federal, state and local environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations. We continually assess our obligations and compliance with these requirements. We believe that our operations are in substantial compliance with all applicable environmental laws and permits. We do not expect any material unbudgeted expenditures to remain in compliance with applicable environmental laws and regulations.

TERMINATION OF OUR BACKLOG OF ORDERS COULD NEGATIVELY IMPACT OUR REVENUES.

     We currently have a backlog of orders, primarily under contracts with the U.S. Government. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. We cannot assure you that our existing backlog will result in revenues. Further, we cannot be sure that the margins on any contract included in backlog that does become revenue will be profitable.


OUR PENSION PLAN LIABILITIES MAY RESULT IN SIGNIFICANT EXPENSES.

     We have assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which we acquired. Prior to our formation, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC"), which requested information regarding the transfer of these pension plans and indicated that the PBGC believed certain of these pension plans were underfunded using its actuarial assumptions. These assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87.

     With respect to these plans, Lockheed Martin entered into an agreement with L-3 Communications and the PBGC dated as of April 30, 1997. Under that agreement, Lockheed Martin agreed, upon the occurrence of certain circumstances, either to

    o   assume sponsorship of the subject plans; or

    o   provide another form of financial support.

     If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding these plans or any costs associated with the termination of them, but L-3 Communications would be required to reimburse Lockheed Martin. To date, the impact on our pension expense and funding requirements resulting from this arrangement has not been significant. However, should Lockheed Martin assume sponsorship of the subject plans, or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to us.

OUR DISCLOSURES CONTAIN FORWARD LOOKING STATEMENTS, WHICH MAY NOT BE CORRECT.

     Certain of the matters discussed concerning our operations, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"). Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved.

                                   BUSINESS

GENERAL

   We are a leading merchant supplier of sophisticated secure communication systems and specialized communication products. We produce secure, high data rate communication systems, training and simulation systems, avionics and ocean products, telemetry, instrumentation and space products and microwave components. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and specialized products are used to connect a variety of airborne, space, ground-and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our customers include the DoD, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. agencies. For the nine months ended September 30, 2000, direct and indirect sales to the DoD provided 64.4% of our sales, and sales to commercial and other customers provided 35.6% of our sales. Our business areas employ proprietary technologies and capabilities and have leading positions in their respective primary markets. We have two reportable segments: Secure Communication Systems and Specialized Communication Products.

 SECURE COMMUNICATION SYSTEMS

   We are the established leader in secure, high data rate communications for military and other U.S. Government reconnaissance and surveillance applications and we believe that we have developed virtually every high bandwidth data link that is currently used by the DoD for surveillance and reconnaissance. Our operations are principally strategic, long-term programs performed under cost-plus, sole-source contracts supporting the DoD and other government agencies. Our major secure communication programs and systems include:

   o secure data links for airborne, satellite, ground-and sea-based remote platforms for real time information collection and dissemination to users;

   o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

   o      secure telephone and network equipment and encryption management;

   o      communication software support services; and

   o communication systems for surface and undersea vessels and manned space flights.

   Our Secure Communication Systems segment includes our Training and Simulation business. We design, develop and manufacture advanced simulation products with high-fidelity representations of cockpits and operator stations for aircraft and vehicle system simulation, which are principally performed under long-term fixed price contracts. Our training business provides a full range of teaching, training and logistic services and training device support to domestic and international military customers.

   Our Secure Communication Systems segment provided 43.9% of our sales for the nine months ended September 30, 2000.

 SPECIALIZED COMMUNICATION PRODUCTS

   We are a leading merchant supplier of products to military and commercial customers. We focus on niche markets in which we can achieve a market leadership position. This reportable segment includes three product categories:

   o      Avionics and Ocean Products;

   o      Telemetry, Instrumentation and Space Products; and

   o      Microwave Components.

   Avionics and Ocean Products. This business area includes our aviation recorders, airborne collision avoidance products, displays, antennas, acoustic undersea warfare products and naval power distribution, conditioning, switching and protection equipment. We are the world's leading manufacturer of commercial cockpit voice and flight data recorders (known as "black boxes") and a leading supplier of acoustic undersea warfare products and airborne dipping sonars to the U.S. Navy and over 20 foreign navies. These products represented 31.0% of our sales for the nine months ended September 30, 2000.

   Telemetry, Instrumentation and Space Products. We develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight data and other critical information and transmit it from air or space to the ground. We are also a leading global satellite communications systems provider offering systems and services used in the satellite transmission of voice, video and data through earth stations for uplink and downlink terminals. We provide commercial, off-the-shelf satellite control software, telemetry, tracking and control, mission processors and software engineering services to foreign governments and commercial satellite markets. We are a leading producer of navigation products, gyroscopes, controlled momentum devices and star sensors for commercial, military and other applications. These products represented 20.2% of our sales for the nine months ended September 30, 2000.

   Microwave Components. We are a preeminent worldwide supplier of premier commercial off-the-shelf, high-performance microwave components and frequency monitoring equipment. Our microwave components are sold under the industry-recognized Narda brand name using a standard catalog to wireless, industrial and military communication markets. We also provide state-of-the-art, space-qualified communication components including channel amplifiers and frequency filters for the commercial communications satellite market. These products represented 4.9% of our sales for the nine months ended September 30, 2000.

   Our Specialized Communication Products segment provided 56.1% of our sales for the nine months ended September 30, 2000.

 DEVELOPING COMMERCIAL OPPORTUNITIES

   An integral part of our growth strategy is to identify and exploit commercial applications for select products and technologies currently sold to defense customers. We have currently identified two vertical markets where we believe there are significant opportunities to expand our existing commercial sales: Transportation Products and Broadband Wireless Communications Products. We believe that these vertical markets, together with our existing commercial products, provide us with the opportunity for substantial commercial growth in future years.

   Within the transportation market, we have developed and are offering an explosive detection system for checked baggage at airports, cruise ship voyage recorders, power propulsion systems and power switches and displays for rail transportation and internet service providers. We are developing additional products, including an enhanced collision avoidance product that incorporates ground proximity warning.

   Within the communications product market, we are offering local wireless access equipment for voice, DSL and internet access, transceivers for LMDS and a broad range of commercial components and digital test equipment for broadband communications providers.

   We have developed the majority of our commercial products employing technology funded by and used in our defense electronics businesses, thereby minimizing any required incremental development expenses. Sales generated from our developing commercial opportunities have not yet been material to us.

INDUSTRY OVERVIEW

   The U.S. defense industry has undergone significant changes precipitated by ongoing federal budget pressures and new political roles and missions to reflect changing strategic and tactical threats.

From the mid-1980s to the late 1990s, the U.S. defense budget experienced a decline in real dollars. This trend was reversed by increased defense spending in 1999, followed by an increase in fiscal 2000, to $268.0 billion. In addition, the DoD has increased its focus on enhancing military readiness, joint operations and digital command and control communications capabilities by incorporating advanced electronics to improve performance, reduce operating cost, and extend the life expectancy of its existing and future platforms. As a result, defense budget program allocations have shifted in favor of advanced information technologies related to command and control communications, computers, intelligence, surveillance and reconnaissance. In addition, the DoD's emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow.

   The U.S. defense industry has also undergone dramatic consolidation resulting in the emergence of three dominant prime system contractors: The Boeing Company, Lockheed Martin and Raytheon Company. One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and subsystems from one another. However, there are numerous essential products, components and systems that are economically unfeasible for the major prime contractors to design, develop or manufacture for their own use. This situation creates opportunities for merchant suppliers such as L-3. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, we expect the prime contractors to continue to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially-oriented merchant suppliers. Recent examples of this trend include divestitures of certain non-core defense-related businesses by Lockheed Martin and Raytheon Company.

   The prime contractors' focus on cost control is also driving increased use of commercial off-the-shelf products for upgrades of existing systems and in new systems. We believe the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce subsystems, components and products. In the future, successful merchant suppliers will use their resources to complement and support, rather than compete with, the prime contractors. We anticipate that the relationship between the major prime contractors and our primary suppliers will evolve in a fashion similar to that employed in the automotive and commercial aircraft industries. In this model, our relationships will be defined by critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide merchant suppliers, including us, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.

BUSINESS STRATEGY

   We intend to grow our revenues, enhance our profitability and build on our position as a premier merchant supplier of communication systems and products to the major contractors in the aerospace/defense industry as well as the U.S. Government. We intend to leverage our expertise and products into new commercial business areas where we can adapt our existing products and technologies. Our strategy to achieve our objectives includes:

   EXPAND MERCHANT SUPPLIER RELATIONSHIPS. We have developed strong relationships with virtually all of the major defense prime contractors, the DoD and other major government agencies, enabling us to identify new business opportunities and anticipate customer needs. As an independent merchant supplier, we anticipate that our growth will be driven by expanding our share of existing programs and by participating in new programs. We identify opportunities where we will be able to use our strong relationships to increase our business presence and allow customers to reduce their costs. We also expect to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view our capabilities on a more favorable basis due to our status as an independent company, which positions us to be a merchant supplier to multiple bidders on prime contract bids.

   SUPPORT CUSTOMER REQUIREMENTS. A significant portion of our sales is derived from strategic, long-term programs and from programs for which we have been the incumbent supplier, and in many cases acted as the sole provider, over many years. Our customer satisfaction and excellent performance record are evidenced by our performance-based award fees exceeding an average of 90% of the available award fees since our inception in April 1997. We believe that prime contractors will increasingly award long-term, sole-source, outsourcing contracts to the merchant supplier they believe to be most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. We intend to continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements and provide state-of-the-art products.

   ENHANCE OPERATING MARGINS. We have a history of improving the operating performance of the businesses we acquire through the reduction of corporate administrative expenses and facilities costs, increasing sales and improving competitive contract award win rates. We have a tradition of enhancing operating margins, primarily due to efficient management and elimination of significant corporate expense allocations. We intend to continue to enhance our operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.

   LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. We have developed strong, proprietary technical capabilities that have enabled us to capture a number one or two market position in most of our key business areas, including secure, high data rate communications systems, solid state aviation recorders, telemetry, instrumentation and space products, advanced antenna products and high performance microwave components. We continue to invest in L-3 sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in our technical and manufacturing resources. Further, we have a highly skilled workforce, including approximately 5,000 engineers. We are applying our technical expertise and capabilities to several closely aligned commercial business markets and applications such as transportation and broadband wireless communications and will continue to explore other similar commercial opportunities.

   MAINTAIN DIVERSIFIED BUSINESS MIX. We have a diverse business mix with limited reliance on any particular program, a favorable balance of cost-plus and fixed price contracts, a significant sole-source follow-on business and an attractive customer profile. Our largest program represented 3.9% of our sales for the nine months ended September 30, 2000 and is a long term, sole-source, cost-plus contract for the U-2 aerial reconnaissance program. No other program represented more than 2.1% of sales for the nine months ended September 30, 2000. Furthermore, 27.2% of our sales for the same period were from cost-plus contracts, and 72.8% were from fixed price contracts, providing us with a favorable mix of predictable profitability (cost-plus) and higher margin (fixed price) business. We also enjoy a mix of defense and non-defense business, with sales to the DoD accounting for 64.4%, and sales to commercial customers, foreign governments and U.S. Government agencies other than the DoD accounting for 35.6% of our sales for the nine months ended September 30, 2000. We intend to leverage this business profile to expand our merchant supplier business base.

   CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. Recent industry consolidation has significantly reduced the number of traditional middle-tier aerospace/defense companies. We intend to enhance our existing product base through internal research and development efforts and selective acquisitions that will add new products in areas that complement our present technology. We will acquire potential targets with the following criteria:

   o      significant market position in their business area;

   o product offerings which complement and/or extend our product offerings; and

   o      positive future growth and earnings prospects.

   During the nine months ended September 30, 2000, we acquired nine businesses for an aggregate purchase price of $527.8 million, subject to adjustment based on closing date net assets and, in three cases, additional purchase price contingent upon the post-acquisition financial performance of the acquired company. The chart below sets forth our primary acquisitions since January 1, 2000:

                         SELECTED RECENT ACQUISITIONS

                                                               PRICE
    BUSINESS NAME       DATE ACQUIRED       ACQUIRED FROM     ($ MM)          BUSINESS DESCRIPTION
--------------------  ----------------- -------------------  -------- ----------------------------------
LogiMetrics, Inc.     July 11, 2000     LogiMetrics, Inc.     $ 15.0  Designs, manufactures and markets
 (53 1/2% interest)                                                   solid state, broadband wireless
                                                                      communications infrastructure
                                                                      equipment, subsystems and modules
                                                                      used to provide
                                                                      point-to-multipoint terrestrial
                                                                      and satellite-based distribution
                                                                      services in frequency bands from
                                                                      24 to 38 gigahertz.
MPRI, Inc.            June 30, 2000     MPRI Stockholders       34.5  Provides teaching and training
                                                                      programs to the U.S. and
                                                                      international governments and to
                                                                      commercial customers.
Traffic Alert and     April 28, 2000    Honeywell              237.0  Produces airborne collision
Collision Avoidance                     International, Inc.           avoidance products that reduce
Systems                                                               mid-air collisions and near-miss
                                                                      incidents among aircraft.
Trex Communications   February 14, 2000 MCK Communications      50.2  Provides antennas and tracking for
                                        Statutory Trust               telemetry, tracking and control
                                                                      systems, flight termination
                                                                      systems, fixed and portable
                                                                      command and control ground
                                                                      stations, and portable commercial
                                                                      satellite news gathering uplinks
                                                                      and satellite components.
Training Devices and  February 10, 2000 Raytheon               160.0  Produces and supports training
Training Services                       Company                       systems and equipment designed to
                                                                      enhance operational proficiency.
--------------------  ----------------- -------------------  -------- ----------------------------------

PRODUCTS AND SERVICES

   The systems, selected applications and selected platforms or end users of our Secure Communication Systems segment as of September 30, 2000 are summarized in the table below:

              SECURE COMMUNICATION SYSTEMS PRODUCTS AND SERVICES

                SYSTEMS                          SELECTED APPLICATIONS               SELECTED PLATFORMS/END USERS
-------------------------------------  ---------------------------------------- -------------------------------------
HIGH DATA RATE COMMUNICATIONS
o     Wideband data links and ground   o    High performance, wideband secure   o     Manned and unmanned aircraft,
      terminals                             communication links for relaying of       naval ships, terminals and
                                            intelligence and reconnaissance           satellites
                                            information
SATELLITE COMMUNICATION TERMINALS
o     Ground-based satellite           o    Interoperable, transportable ground o     Remote personnel provided with
      communication terminals and           terminals                                 communication links to distant
      payloads                                                                        forces
SPACE COMMUNICATION AND SATELLITE CONTROL
o     Satellite communication and      o    On-board satellite external         o     International Space Station,
      tracking system                       communications, video systems,            Space Shuttle and various
                                            solid state recorders and ground          satellites
                                            support equipment
o     Satellite command and control    o    Software integration, test and      o     U.S. Air Force Satellite Control
      sustainment and support               maintenance support satellite             Network and rocket launch system
                                            control network and engineering
                                            support for satellite launch system
MILITARY COMMUNICATIONS
o     Shipboard communications systems o    Internal and external               o     Naval vessels
                                            communications (radio room)
o     Communication software support   o    Value-added, critical software      o     DoD
      services                              support for C(3)I (Command,
                                            Control, Communication and
                                            Intelligence)
INFORMATION SECURITY SYSTEMS
o     STE (Secure Terminal Equipment)  o    Secure and non-secure voice, data   o     Armed services, intelligence and
                                            and video communication for office        security agencies
                                            and battlefield utilizing ISDN and
                                            ATM commercial network technologies
TRAINING AND SIMULATION
o     Military Flight Simulators       o    Training for pilots, navigators,    o     Military fixed and rotary winged
                                            flight engineers, gunners and             aircraft and ground vehicles
                                            operators
o     Training                         o    Training and logistics services and o     DoD and foreign governments
                                            training device support
o     Human Patient Simulators         o    Medical training                    o     Medical schools, nursing
                                                                                      schools, and DoD
-------------------------------------  ---------------------------------------- -------------------------------------

SECURE COMMUNICATION SYSTEMS

   We are a leader in the development, construction and installation of communication systems for high performance intelligence collection, imagery processing and ground, air, sea and satellite communications for the DoD and other U.S. Government agencies. We provide secure, high data rate, real-time communication systems for surveillance, reconnaissance and other intelligence collection systems. We also design, develop, produce and integrate communication systems and support equipment for space, ground and naval applications, as well as provide communication software support services to military and related government intelligence markets. Product lines of the Secure Communication Systems business include high data rate communications links, satellite communications terminals, naval vessel communication systems, space communications and satellite control systems, signal intelligence information processing systems, information security systems, tactical battlefield sensor systems and commercial communication systems.

 High Data Rate Communications

   We are a technology leader in high data rate, covert, jam-resistant microwave communications used in military and other national agency reconnaissance and surveillance applications. Our product line covers a full range of tactical and strategic secure point-to-point and relay data transmission systems, products and support services that conform to military and intelligence specifications. Our systems and products are capable of providing battlefield commanders with real-time, secure surveillance and targeting information and were used extensively by U.S. armed forces in the Persian Gulf War and during operations in Bosnia.

   Our current family of strategic and tactical data links or CDL (Common Data Link) systems are considered DoD standards for data link hardware. Our primary focus is spread spectrum secure communication links technology, which involves transmitting a data signal with a high-rate noise signal making it difficult to detect by others, and then re-capturing the signal and removing the noise. Our data links are capable of providing information at over 300 megabytes per second and use point-to-point and point-to-multipoint architectures.

   We provide these secure high bandwidth products to the U.S. Air Force, the U.S. Navy, the U.S. Army and various U.S. Government agencies, many through long-term sole-source programs. The scope of these programs include air-to-ground, air-to-air, ground-to-air and satellite communications such as the U-2 Support Program, CHBDL (Common High Band-Width Data Link), LAMPS (Light Airborne Multi-Purpose System) GUARDRAIL, ASTOR and major UAV (unmanned aerial vehicle) programs, such as Predator and Globalhawk.

 Satellite Communication Terminals

   We provide ground-to-satellite, high availability, real-time global communications capability through a family of transportable field terminals used to communicate with commercial, military and international satellites. These terminals provide remote personnel with constant and effective communication capability and provide communications links to distant forces. Our TSS (TriBand SATCOM Subsystem) employs a 6.25 meter tactical dish with a single point feed that provides C, Ku and X band communication to support the U.S. Army. We also offer an 11.3 meter dish which is transportable on two C-130 aircraft. The SHF PTS (Portable Terminal System) is a lightweight (28 lbs.), portable terminal, which communicates through DSCS, NATO or SKYNET satellites and brings connectivity to small military tactical units and mobile command posts. We delivered 14 of these terminals for use by NATO forces in Bosnia.

 Space Communications and Satellite Control

   We are currently producing and delivering three communication subsystems for the ISS (International Space Station). These systems will control all ISS radio frequency communications and external video activities. We also provide solid-state recorders and memory units for data capture, storage, transfer and retrieval for space applications. Our standard NASA tape recorder has completed over five million hours of service without a mission failure. Our recorders are on National Oceanic & Atmospheric Administration weather satellites, the Earth Observing Satellite, AM spacecraft and Landsat-7 Earth-monitoring spacecraft. We also provide space and satellite system simulation, satellite operations and computer system training, depot support, network engineering, resource scheduling, launch system engineering, support, software integration and test through cost-plus contracts with the U.S. Air Force.

 Military Communications

   We provide integrated, computer controlled switching systems for the interior and exterior voice and data needs of naval vessels. Our products include Integrated Voice Communication Systems for Aegis class cruisers and Arleigh Burke class destroyers and the Integrated Radio Room for Trident class submarines, the first computer-controlled communications center in a submarine. These products integrate the intercom, tactical and administrative communications network into one system accessing various types of communication terminals throughout the ship. Our MarCom 2000 secure digital switching system provides an integrated approach to the specialized voice and data communications needs of a shipboard environment for internal and external communications, command and control and air traffic control. Along with the Keyswitch Integrated Terminals, MarCom 2000 provides automated switching of radio/crypto circuits, which results in significant time savings. We also offer on-board, high data rate communications systems which provide a data link for carrier battle groups which are interoperable with the U.S. Air Force's surveillance/reconnaissance terminals. We supply the U.S. Army's Command and Control Vehicle Mission Module Systems, which provide the "communications on the move" capability needed for the digital battlefield by packaging advanced communications into a modified Bradley Fighting Vehicle.

 Information Security Systems

   We are a leader in the development of secure communications equipment for both military and commercial applications. We are producing the next generation digital, ISDN-compatible STE (secure telephone equipment). STE provides clearer voice and thirteen-times faster data/fax transmission capabilities than the previous generation secure telecommunications equipment. STE also supports secure conference calls and secure video teleconferencing. STE uses a CryptoCard security system which consists of a small, portable, cryptographic module holding the algorithms, keys and personalized credentials to identify its user for secure communications access. We also provide the workstation component of the U.S. Government's EKMS (Electronic Key Management System), the next generation of information security systems. EKMS is the government system to replace current "paper" encryption keys used to secure government communications with "electronic" encryption keys. The component we provide produces and distributes the electronic keys. We also develop specialized strategic and tactical signal intelligence systems to detect, acquire, collect, and process information derived from electronic sources. These systems are used by classified customers for intelligence gathering and require high-speed digital signal processing and high-density custom hardware designs.

 Training and Simulation

   We are a leading provider of fully-integrated simulation training systems and related support services to the U.S. and foreign military agencies.

   Our training devices business designs, develops and manufacturers advanced virtual reality simulation and training products for training air crews with high-fidelity representations of cockpits and operator stations for aircraft and vehicle simulation. We believe that we have developed flight simulators for most of the U.S. military aircraft in active operation. We have numerous proprietary technologies and fully-developed systems integration capabilities that provide competitive advantages. Our proprietary software is used for visual display systems, high-fidelity system models, database production, digital radar land mass image simulation and creation of synthetic environments. We are also a leader in developing DMT (Distributed Mission Training) systems which allow multiple trainees at multiple sites to engage in group, unit and task force training and combat simulations. In addition we are currently developing all phases of the U.S. Air Force's warfighter training and combat readiness program.

   Our products and services can be designed to meet customer training requirements for pilots, navigators, flight engineers, gunners, operators and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles. As one of the leading suppliers of both simulator systems and training services, we believe we are able to leverage our unique full-service capabilities to develop fully-integrated, innovative solutions for training systems, propose and provide program upgrades and modifications, as well as provide hands-on, best-in-class training operations in accordance with virtually any customer requirement in a timely manner.

   Our training services business is a recognized provider of premium training services and helps us maintain our market presence in training devices by providing our primary customers, including the U.S. Air Force, U.S. Army and U.S. Navy, with synergistic technical expertise in system instructional design, maintainability, user requirements integration and system development.

   We also develop and manage extensive programs in the United States and internationally focusing on training and education, strategic planning, organizational design, democracy transition and leadership development. To provide these services, we utilize a pool of experienced former armed service, law enforcement and other national security professionals. In the United States, our personnel are instructors in the U.S. Army's ROTC program and are involved in recruiting for the U.S. Army. In addition, we own a one-third interest in Medical Education Technologies, Inc., which has developed and is producing human patient simulators for sale to medical teaching and training institutions and the DoD.

   The products, selected applications and selected platforms or end users of our Specialized Communications Products segment as of September 30, 2000, are summarized in the table below:

                      SPECIALIZED COMMUNICATION PRODUCTS

               PRODUCTS                       SELECTED APPLICATIONS             SELECTED PLATFORMS/END USERS
------------------------------------  ------------------------------------ ------------------------------------
AVIONICS AND OCEAN PRODUCTS
Aviation Products
o     Solid state crash protected     o    Voice recorders continuously    o     Business and commercial
      cockpit voice and flight data        record most recent 30-120             aircraft and certain military
      recorders                            minutes of voice and sounds           transport aircraft; sold to
                                           from cockpit and aircraft             both aircraft manufacturers and
                                           intercommunications. Flight           airlines under the Fairchild
                                           data recorders record the last        brand name
                                           25 hours of flight parameters
o     TCAS (Traffic Alert and         o    Prevents midair aircraft        o     Commercial, business, regional
      Collision Avoidance System)          collisions by providing visual        and military transport aircraft
                                           and audible warnings and
                                           maneuvering instructions to
                                           pilots
Antenna Products
o     Ultra-wide frequency and        o    Surveillance and radar          o     Military aircraft including
      advanced radar antennas and          detection                             surveillance, fighters and
      rotary joints                                                              bombers, attack helicopters and
                                                                                 transport
o     Precision antennas serving      o    Antennas for high frequency,    o     Various military and commercial
      major military and commercial        millimeter satellite                  customers including scientific
      frequencies, including Ka band       communications                        astronomers
Display Products
o     Cockpit and mission displays    o    High performance, ruggedized    o     Military aircraft including
      and controls                         flat panel and cathode ray tube       surveillance, fighters and
                                           displays and processors               bombers, attack helicopters,
                                                                                 transport aircraft and land
                                                                                 vehicles
------------------------------------  ------------------------------------ ------------------------------------

               PRODUCTS                        SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
-------------------------------------  ------------------------------------- -------------------------------------
Ocean Products
o     Airborne dipping sonars          o    Submarine detection and          o     Various military helicopters
                                            localization
o     Submarine and surface ship towed o    Submarine and surface ship       o     U.S. Navy and foreign navies
      arrays                                detection and localization
o     Naval and commercial power       o    Switching, distribution and      o     All naval combatants:
      delivery and switching products       protection, as well as frequency       submarines, surface ships and
                                            and voltage conversion                 aircraft carriers
o     Commercial transfer switches,    o    Production and maintenance of    o     Federal Aviation Administration,
      uninterrupted power supplys and       systems and high-speed switches        internet service providers,
      power products                        for power interruption                 financial institutions and rail
                                            prevention                             transportation
 TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS
 Airborne, Ground and Space Telemetry
o     Aircraft, missile and satellite  o    Real-time data acquisition,      o     Aircraft, missiles and
      telemetry and instrumentation         measurement, processing,               satellites
      systems                               simulation, distribution,
                                            display and storage for flight
                                            testing
o     GPS (Global Positioning Systems) o    Tracking location                o     Guided projectiles
      receivers
o     Navigation systems and           o    Space navigation                 o     Hubble Space Telescope,
      subsystems, gyroscopes, reaction                                             Delta IV launch vehicle and
      wheels, star sensor                                                          satellites
Space Products
o     Global satellite communications  o    Satellite transmission of voice, o     Rural telephony or private
      systems                               video and data                         networks, direct to home
                                                                                   uplinks, satellite news
                                                                                   gathering and wideband
                                                                                   applications
MICROWAVE COMPONENTS
o     Passive components, switches and o    Radio transmission, switching    o     DoD, telephony service providers
      wireless assemblies                   and conditioning, antenna and          and original equipment
                                            base station testing and               manufacturers
                                            monitoring, broad-band and
                                            narrow-band applications (PCS,
                                            cellular, SMR and paging
                                            infrastructure)
o     Safety products                  o    Radio frequency monitoring and   o     Monitor cellular base station
                                            measurement for safety                 and industrial radio frequency
                                                                                   emissions frequency monitoring
o     Satellite and wireless           o    Satellite transponder control,   o     Communications satellites
      components (channel amplifiers,       channel and frequency separation
      transceivers, converters,
      filters and multiplexers)
o     Amplifiers and amplifier based   o    Automated Test Equipment,        o     DoD and commercial satellite
      components (amplifiers, up/down       military electronic warfare,           operators
      converters and Ka assemblies)         ground and space communications
-------------------------------------  ------------------------------------- -------------------------------------

SPECIALIZED COMMUNICATION PRODUCTS

 Avionics and Ocean Products

   Aviation Recorders. We manufacture commercial, solid-state, crash-protected aviation recorders, commonly known as black boxes, under the Fairchild brand name, and have delivered over 50,000 flight recorders to airplane manufacturers and airlines around the world. We believe we have the leading worldwide market position for commercial cockpit voice recorders and flight data recorders. We offer two types of recorders:

   o the cockpit voice recorder, which records the last 30 to 120 minutes of crew conversation and ambient sounds from the cockpit; and

   o the flight data recorder, which records the last 25 hours of aircraft flight parameters such as speed, altitude, acceleration, thrust from each engine and direction of the flight in its final moments.

   Recorders are highly ruggedized instruments, designed to absorb the shock equivalent to that of an object traveling at 268 knots stopping in 18 inches, fire resistant to 1,100 degrees centigrade and pressure resistant to 20,000 feet undersea for 30 days. Our recorders are mandated and regulated by various worldwide agencies for use in commercial airlines and a large portion of business aviation aircraft. We anticipate growth opportunities in aviation recorders as a result of the current high level of orders for new commercial aircraft. The U.S. military has recently required the installation of black boxes in military transport aircraft. We believe this development will provide us with new opportunities for expansion into the military market. Our recorders were recently selected for installation on certain military transport aircraft.

   We have completed development of a combined voice and data recorder and are developing an enhanced recorder that monitors engine and other aircraft parameters for use in maintenance and safety applications.

   Antenna Products. We produce high performance antennas under the Randtron brand name which are designed for:

   o      surveillance of high-resolution, ultra-wide frequency bands;

   o detection of low radar cross-section targets and low radar cross-section installations;

   o      severe environmental applications; and

   o      polarization diversity.

   Our primary product is a sophisticated 24-foot diameter antenna used on all E-2C surveillance aircraft. This airborne antenna is a rotating aerodynamic radome containing a UHF surveillance radar antenna, an IFF antenna, and forward and aft auxiliary antennas. Production is planned beyond 2000 for the E-2C, P-3 and C-130 AEW aircraft. We have been funded to begin the development of the next generation for this antenna. We also produce broadband antennas for a variety of tactical aircraft, as well as rotary joints for the AWAC antenna. We have delivered over 2,000 sets of antennas for aircraft and have a backlog of orders through 2004.

   We are a leading supplier of ground based radomes used for air traffic control, weather radar, defense and scientific purposes. These radomes enclose an antenna system as a protective shield against the environment and are intended to enhance the performance of an antenna system.

   Display Products. We design, develop and manufacture ruggedized displays for military and high-end commercial applications. Our current product line includes a family of high performance display processing systems, which use either a cathode ray tube or active matrix liquid crystal display. Our displays are used in numerous airborne, ship-board and ground based platforms and are designed to survive in military and harsh environments.

   Ocean Products. We are one of the world's leading suppliers of acoustic undersea warfare systems. Our experience spans a wide range of platforms, including helicopters, submarines and surface ships. Our products include towed array sonar, hull mounted sonar, airborne dipping sonar and ocean mapping sonar for navies around the world.

   We are also a leading provider of state-of-the-art electronics and electrical power delivery systems and subsystems, as well as communications and control systems for the military and commercial customers. We offer the following:

   o military power delivery equipment and components which focus on switching, distribution and protection providing engineering design and development, manufacturing and overhaul and repair services;

   o high technology electrical power distribution, control and conversion equipment, which focus on frequency and voltage conversion for military and commercial applications; and

   o      ship control and interior communications equipment.

   We have been able to apply our static transfer switch technology, which we developed for the U.S. military, to commercial applications. Our commercial customers for static transfer switches are primarily financial institutions and internet service providers, including American Express, AOL, AT&T, Schwab and the Federal Aviation Administration. In addition, we provide electrical products for rail transportation and utilities businesses.

 Telemetry, Instrumentation and Space Products

   We are a leader in the development and marketing of component products and systems used in telemetry and instrumentation for airborne applications such as satellites, aircraft, UAVs, launch vehicles, guided missiles, projectiles and targets. Telemetry involves the collection of data of various equipment performance parameters and is required when the object under test is moving too quickly or is of too great a distance to use direct connection. Telemetry measures as many as 1,000 different parameters of the platform's operation such as heat, vibration, stress and operational performance and transmits this data to the ground.

   Additionally, our satellite telemetry equipment transmits data necessary for ground processing. These applications demand high reliability of components because of the high cost of satellite repair and the need for uninterrupted service. Telemetry also provides the data used to terminate the flight of missiles and rockets under errant conditions and/or at the end of a mission. These telemetry and command/control products are currently used for a variety of missile and satellite programs.

   Airborne, Ground and Space Telemetry. We provide airborne equipment and data link systems that gather critical information and then process, format and transmit the data to the ground from communications satellites, spacecraft, aircraft and missiles. These products are available in both commercial off-the-shelf and custom configurations and include software and software engineering services. Primary customers include many of the major defense contractors who manufacture aircraft, missiles, warheads, launch vehicles and munitions. Our ground station instrumentation receives, encrypts and/or decrypts the serial stream of combined data in real-time as it is received from the airborne platform. We are a leader in digital GPS (Global Positioning System) receiver technology for high performance military applications. These GPS receivers are currently in use on aircraft, cruise missiles and precision guided bombs and provide highly accurate positioning and navigational information. Additionally, we provide navigation systems for high performance weapon pointing and positioning systems for programs such as MLRS (Multiple Launch Rocket System) and MFCS (Mortar Fire Control System).

   Space Products. We offer value-added solutions that provide our customers with complex product integration and comprehensive support. We focus on the following niches within the satellite ground segment equipment market: telephony, video broadcasting and multimedia. Our customers include foreign communications companies, domestic and international prime communications infrastructure contractors, telecommunications or satellite service providers, broadcasters and media-related companies. We also provide space products for advanced guidance and control systems including gyroscopes, controlled momentum devices and star sensors. These products are used on satellites, launch vehicles, the Hubble Telescope, the Space Shuttle and the International Space Station.

 Microwave Components

   We believe we are a premier worldwide supplier of commercial off-the-shelf, high performance RF (radio frequency) microwave components, assemblies and instruments supplying the wireless communications, industrial and military markets. We are also a leading provider of state-of-the-art space-qualified commercial satellite and strategic military RF products and millimeter amplifier based products. We sell many of these components under the well-recognized Narda brand name through a comprehensive catalog of standard, stocked hardware. We also sell our products through a direct sales force and an extensive network of market representatives. Specific catalog offerings include wireless products, electro-mechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, RF safety products, power meters/monitors and custom passive products.

   Passive components are generally purchased in narrow frequency configurations by wireless equipment manufacturers, wireless service providers and military equipment suppliers. Commercial applications include cellular and PCS base station automated test equipment, and equipment for the paging industry. Military applications include electronic surveillance and countermeasure systems.

   Our space-qualified and wireless components separate various signals and direct them to sections of the satellites' payload. Our main satellite products are channel amplifiers and linearizers, payload products, transponders and antennas. Channel amplifiers amplify the weak signals received from earth stations, and then drive the power amplifier tubes that broadcast the signal back to earth. Linearizers, used either in conjunction with a channel amplifier or by themselves, pre-distort a signal to be transmitted back to earth before it enters a traveling wave tube for amplification. This pre-distortion is exactly the opposite of the distortion created at peak power by the traveling wave tube and, consequently, has a cancellation effect that keeps the signal linear over a much larger power band of the tube. The traveling wave tube and area covered by the satellite is significantly increased.

   We design and manufacture both broad and narrow band amplifiers and amplifier-based products in the microwave and millimeter wave frequencies. We use these amplifiers in defense and communications applications. These devices can be narrow band for communication needs or broadband for electronic warfare.

   We offer standard packaged amplifiers for use in various test equipment and system applications. We design and manufacture millimeter range (at least 20 to 38 GHz) amplifier products for use in emerging communication applications such as back haul radios, LMDS (Local Multipoint Distribution Service) and ground terminals for LEO satellites. On July 11, 2000, to further our millimeter wave efforts, we agreed to acquire a 53-1/2% equity interest in LogiMetrics, Inc. LogiMetrics designs, manufactures and markets solid state, broadband wireless communications infrastructure equipment, subsystems and modules used to provide point-to-multipoint terrestrial and satellite-based distribution services in frequency bands from 24 to 38 gigahertz. LogiMetrics' products include solid-state power amplifiers, hub transmitters, active repeaters, cell-to-cell relays, Internet access systems and other millimeter wave-based modules and subsystems. These products are used in various applications, such as broadband communications, including LMDS, PMP (Point to Multipoint) local loop services and Ka-band satellite communications.

DEVELOPING COMMERCIAL OPPORTUNITIES

   Part of our growth strategy is to identify commercial applications for select products and technologies currently sold to defense customers. We have initially identified two vertical markets where we believe there are significant opportunities to expand our products: transportation and broadband wireless communications.

   Transportation. Our products, designed to meet strict government quality and reliability standards, are easily adapted to the commercial transportation marketplace. Our aircraft voice recorders, designed to meet FAA requirements, have been successfully marketed to the cruise ship, marine shipping and railroad industries. Similarly, our state-of-the-art power propulsion products, originally designed for the U.S. Navy, meet the needs of commuter railroads, including Philadelphia's regional rail system and New York City's Metropolitan Transportation Authority. Our explosive detection system, the eXaminer 3DX (Trade Mark) 6000, enables the rapid scanning of passenger checked baggage at airports using state-of-the-art technology.

   Communications. The wireless communications technology we developed for our military customers also meets the needs of a growing commercial marketplace for technologically advanced communications products. Some of the products we have developed or are developing to exploit this market include wireless loop products, transceivers, LMDS, compression products, remote sensing internet networks, microwave links and products for microwave base stations. Our fixed wireless loop products are an example of our expanding involvement in the commercial communications industry. Using synchronous CDMA technology that supports terrestrial, space, fixed and mobile communications, we produce wireless loop equipment for use in areas that do not have an adequate telecommunications infrastructure, including emerging market countries and customers in rural areas.

   In the expanding broadband wireless commercial communications market, we also have developed a broad assortment of other products including transponders, payloads, uplinks|Ac downlinks, fly-away SATCOM terminals, telemetry tracking and control and test equipment and waveform generators.

BACKLOG

   Our funded backlog as of September 30, 2000 was $1,262.8 million, as of December 31, 1999 was $1,003.7 million and as of December 31, 1998 was $855.9 million. We define funded backlog as the value of contract awards that we received for which the government has appropriated funds. Our funded orders for the nine months ended September 30, 2000 was $1,378.6, for the year ended December 31, 1999 was $1,423.1 million and for the year ended December 31, 1998 was $1,057.0 million. We expect to record as sales approximately 60.0% of our backlog as of September 30, 2000 during the next twelve months. However, there can be no assurance that our backlog will become sales in any particular period, if at all.

   Funded backlog does not include the full value of contract awards including those pertaining to multi-year, cost-plus reimbursable contracts, which are funded as we incur costs. Funded backlog also does not include unexercised contract options which represent the amount of revenue that would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from purchase orders to be issued under indefinite quantity contracts or basic ordering agreements.

MAJOR CUSTOMERS

   For the nine months ended September 30, 2000, direct and indirect sales to the DoD provided 64.4% of our sales, and sales to commercial and other customers provided 35.6% of our sales.

   Our government sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Various U.S. Government agencies and contracting entities exercise independent purchasing decisions. Therefore, we do not regard sales to the U.S. Government generally as constituting sales to one customer. Instead, we regard each contracting entity as a separate customer. As of September 30, 2000, we had approximately 454 contracts with a value exceeding $1.0 million. For the nine months ended September 30, 2000, sales to our five largest customers amounted to $145.5 million or 10.8% of our sales. We are working to grow our relationships with our major commercial customers, and believe that we have established a competitive position in the markets that we have entered.

RESEARCH AND DEVELOPMENT

   We conduct research and development activities that consist of projects involving basic research, applied research, development, and systems and other concept studies. We employ scientific, engineering and other personnel to improve our existing product lines and develop new products and technologies. As of September 30, 2000, we employed approximately 5,000 engineers, a substantial portion of whom held advanced degrees. For the nine months ended September 30, 2000, we incurred $205.1 million on research and development costs for customer-funded contracts and spent $82.6 million on company-sponsored research projects including bid and proposal costs.

COMPETITION

   We encounter intense competition in both our defense and government related businesses and our other commercial activities. We believe that we are a significant supplier of many of the products that we manufacture and of many services that we provide and therefore are a strong competitor in both our defense and government business, as well as our other commercially related activities.

 Defense and Government Business

   Our ability to compete for defense contracts depends on a variety of factors, including:

   o the effectiveness and innovation of our research and development programs;

   o our ability to offer better program performance than our competitors at a lower cost; and

   o the availability of our facilities, equipment and personnel to undertake the programs for which we compete.

   In some instances, programs are sole-source or work directed by the government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the government should choose to reopen the particular program to competition. Competitive contracts accounted for 48.4% of our sales for the nine months ended September 30, 2000. The majority of our sales are derived from contracts with the U.S. Government and its prime contractors. These contracts are awarded on the basis of negotiations or competitive bids.

   We compete with various industrial firms and U.S. Government agencies, some of which have substantially greater resources than we have available to us. Several of these companies are listed below. We do not believe that any of these individual competitors, nor any small number of these competitors together, are dominant in any of our business areas.

   o      Cubic Corporation;

   o      Eaton Corporation;

   o      Harris Corporation;

   o      Motorola, Inc.;

   o      Scientific-Atlanta, Inc.;

   o      Thomson Marconi Sonar Ltd.;

   o      Titan Corporation; and

   o      TRW Inc.

   We believe that we will continue to be a successful participant in our industry, based upon the quality and cost competitiveness of our products and services. Despite the competition that our defense and government related businesses continue to face, we believe that we are well positioned to continue to succeed in this industry.

 Commercial Activities

   Our non-government related commercial activities have become an increasingly significant portion of our business mix, comprised 24.5% of our total business for the nine months ended September 30, 2000. Our ability to compete for commercial business depends on a variety of factors, including:

   o      Pricing;

   o      Product features and performance;

   o      Reliability, scalability and compatibility;

   o      Customer relationships, service and support; and

   o      Brand recognition.

   In these markets, we compete with various companies, several of which are listed below:

   o      Agilent Technologies, Inc.;

   o      Globecomm Systems, Inc.;

   o      Honeywell Internatonal Inc.; and

   o      Smiths Industries.

   We believe that these business areas will continue to grow as a percentage of our overall business, despite the fact that we will be competing against companies that may have greater resources and technologies available to them than we currently do. Despite these challenges, we believe that we can continue competing effectively in the commercial activities that we currently participate in, and plan to participate in the future. We believe that our ability to develop businesses gives us a proven advantage over our competitors.

PATENTS AND LICENSES

   Although we own some patents and have filed applications for additional patents, we do not believe that our operations depend upon our ownership of patents. In addition, our U.S. Government contracts generally permit us to use patents owned by others. Similar provisions in U.S. Government contracts awarded to other companies make it impossible for us to prevent the use of our patents in most domestic work performed by other companies for the U.S. Government.

CONTRACTS

   A significant portion of our sales are derived from strategic, long-term programs and from programs for which we are the incumbent supplier or have been the sole provider for many years. Approximately 51.6% of sales for the nine months ended September 30, 2000 were generated from sole-source contracts. Our customer satisfaction and performance record are evidenced by our receipt of performance-based award fees exceeding 90% of the available award fees on average during the nine months ended September 30, 2000. We believe that our customers will award long-term, sole-source, outsourcing contracts to the most capable merchant supplier in terms of quality, responsiveness, design, engineering and program management support as well as cost. As a consequence of our strong competitive position, for the nine months ended September 30, 2000 we won contract awards in excess of 57.0% on new competitive contracts that we bid on, and in excess of 90.0% of the contracts for which were the incumbent supplier.

   We have a diverse business mix with limited reliance on any single program, a favorable balance of cost-plus and fixed price contracts, a significant sole-source follow-on business and an attractive customer profile. For the nine months ended September 30, 2000, 27.2% of our sales were generated from cost-plus contracts and 72.8% from fixed price contracts, providing us with a favorable mix of predictable profitability (cost-plus) and higher profit margin (fixed price) business.

   Under firm fixed price contracts we agree to perform for a predetermined contract price. Although our fixed price contracts generally permit us to keep profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on the contracts. Generally, firm fixed price contracts offer higher margins than cost plus type contracts. All domestic defense contracts and subcontracts to which we are a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the U.S. Government. Upon termination other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and an allowance for profit. Foreign defense contracts generally contain comparable provisions permitting termination at the convenience of the government. To date, none of our significant fixed price contracts have been terminated. See "Risk Factors--Our government contracts entail certain risks."

   Companies supplying defense-related equipment to the U.S Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the U.S. Government to unilaterally suspend a company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the U.S. Government, changes in the U.S. Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or substantial cost overruns could have an adverse effect on us.

ENVIRONMENTAL MATTERS

   Our operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations. We continually assess our obligations and compliance with respect to these requirements. Management believes that our current operations are in substantial compliance with all existing applicable environmental laws and permits. We believe our current expenditures will allow us to continue to comply with applicable environmental laws and regulations.

   Despite our current level of compliance, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur costs in the future that could have a negative effect on our financial condition or results of operations.

   We have assessed the risk of environmental contamination on various manufacturing facilities of our acquired businesses and, where appropriate, have obtained indemnification, either from the sellers of those acquired businesses or through pollution liability insurance. We do not project any material, non-indemnified environmental remediation expenses for such manufacturing facilities.

EMPLOYEES

   As of September 30, 2000, we employed approximately 13,400 full-time and part-time employees, the majority of whom are located in the United States. Of these employees, approximately 11.3% are covered by 23 separate collective bargaining agreements with various labor unions. We have a continuing need for skilled and professional personnel to meet contract schedules and obtain new and ongoing orders for our products. We believe that relations with our employees are good.

PROPERTIES

   As of September 30, 2000, we operated at 179 facilities serving a variety of manufacturing, administrative and sales functions. Of these, we owned space at 29 locations, aggregating approximately 1.3 million square feet, and we leased space at 150 locations, aggregating approximately 4.5 million square feet.

   The table below sets forth certain information with respect to our significant facilities and properties as of September 30, 2000:

                 LOCATION                  OWNED    LEASED
----------------------------------------  ------- --------
                                            (thousands of
                                            square feet)
L-3 Headquarters, New York, NY...........     --     35.3
L-3 Washington Operations, Arlington,
 VA......................................     --      4.6
SECURE COMMUNICATION SYSTEMS:
 Camden, NJ..............................     --    580.6
 Arlington, TX...........................   82.5    150.1
 Salt Lake City, UT......................     --    487.7
SPECIALIZED COMMUNICATION PRODUCTS:
 Anaheim, CA.............................  293.6    242.0
 Folsom, CA..............................     --     57.5
 Menlo Park, CA..........................     --     93.1
 San Diego, CA...........................  196.0     68.9
 Sylmar, CA..............................     --    253.0
 Ocala, FL...............................  112.0       --
 Sarasota, FL............................     --    143.7
 Alpharetta, GA..........................   93.0       --
 Concord, MA.............................     --     60.0
 Lowell, MA..............................     --     47.0
 Newburyport, MA.........................     --     81.2
 Teterboro, NJ...........................     --    250.0
 Binghamton, NY..........................  428.0       --
 Hauppauge, NY...........................  282.1       --
 Newton, PA..............................   78.0     13.5
 Philadelphia, PA........................     --    230.0
 Kiel, Germany...........................     --    302.7
 Leer, Germany...........................     --     26.5

LEGAL PROCEEDINGS

   From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe we have adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on our results of operations and financial condition.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         L-3 COMMUNICATIONS HOLDINGS, INC.

                                         By: /s/ Robert V. LaPenta
                                            ------------------------------------
                                         President and Chief Financial Officer


                                         L-3 COMMUNICATIONS CORPORATION


Date November 16, 2000                   By: /s/ Robert V. LaPenta
     -----------------                       -----------------------------------
                                         President and Chief Financial Officer

                                 EXHIBIT INDEX



Exhibit Number                Title
--------------                -----

      99                      Press Release of L-3 Communications dated
                              November 15, 2000 (p. 27).